Exhibit 1.2

ACE INA HOLDINGS INC.

(a Delaware corporation)

Debt Securities

Unconditionally Guaranteed as to Payment of

Principal, Premium, if any, and Interest by

ACE LIMITED

TERMS AGREEMENT

February 5, 2007

To:	ACE INA HOLDINGS INC.

436 Walnut Street, WB12B

Philadelphia, PA 19106

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08, Bermuda

Ladies and Gentlemen:

We understand that ACE INA Holdings Inc., a Delaware company (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of its senior debt securities (the “Underwritten Securities”), which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by ACE Limited, a Cayman Islands company. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

Underwriters	Percentage	Principal Amount of Underwritten Securities
Banc of America Securities LLC	30.0%	$150,000,000
Deutsche Bank Securities Inc.	30.0%	$150,000,000
Citigroup Global Markets Inc.	5.0%	$25,000,000
HSBC Securities (USA) Inc.	5.0%	$25,000,000
J.P. Morgan Securities Inc.	5.0%	$25,000,000
Greenwich Capital Markets, Inc.	5.0%	$25,000,000
Wachovia Capital Markets, LLC	5.0%	$25,000,000
ABN AMRO Incorporated	3.3%	$16,667,000
Barclays Capital Inc.	3.3%	$16,667,000
Mitsubishi UFJ Securities International plc	3.3%	$16,666,000
BNP Paribas Securities Corp.	1.0%	$5,000,000
Calyon Securities (USA) Inc.	1.0%	$5,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	1.0%	$5,000,000
Lloyds TSB Bank plc	1.0%	$5,000,000
RBC Capital Markets Corporation	1.0%	$5,000,000

Settlement Date (T+3 days):	100.0%	$500,000,000

The Underwritten Securities shall have the following terms:

Title:	5.70% Senior Notes due 2017

Rank:	Senior Debt

Ratings:	Moody’s Investors Service, Inc. – A3 (Stable)

Standard & Poor’s Rating Service – A- (Stable)

Fitch – A (Stable)

Aggregate principal amount:	$500,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	United States dollars

Interest rate or formula:	5.70% per annum

Interest payment dates:	Each February 15 and August 15, commencing August 15, 2007

Regular record dates:	Each February 1 and August 1

Stated maturity date:	February 15, 2017

Redemption provisions:	As disclosed in the Company’s Prospectus Supplement dated February 5, 2007 to Prospectus dated December 16, 2005

Sinking fund requirements:	None

Conversion or exchange provisions:	None

Listing requirements:	None

Black-out provisions:	None

Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price:	99.923% of the principal amount, plus accrued interest, if any, from February 8, 2007.

Purchase price:	99.273% of the principal amount.

Form:	Global certificate representing the Underwritten Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

Applicable Time:	8 P.M.

Other terms and conditions:	The Underwritten Securities will be issued under an indenture dated as of August 1, 1999, among the Company, the Guarantor and The Bank of New York Trust Company, National Association, as trustee (the “Senior Indenture”). All references in the Underwriting Agreement (as defined below) to the “applicable Indenture” shall be deemed to refer to the Senior Indenture.

Closing date and location:	February 8, 2007; Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019

Notices: Notice to the Underwriters shall be directed to the Representatives c/o:

Banc of America Securities LLC

Attention: High Grade Transaction Management/Legal

40 West 57th Street

NY1-040-27-03

New York, New York 10019

and

Deutsche Bank Securities Inc.

Attention: Debt Capital Markets-Insurance Group/General Counsel

60 Wall Street

New York, NY 10005

All of the provisions contained in the document attached as Annex I hereto entitled “ACE INA HOLDINGS INC.—Senior and Subordinated Debt Securities—Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and Interest by ACE LIMITED—Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please accept this offer no later than 8 o’clock P.M. (New York City time) on February 5, 2007 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By	JOSEPH CROWLEY
Authorized Signatory

DEUTSCHE BANK SECURITIES INC.

By	MARY HARDGROVE
Authorized Signatory

By	BRUNO MASTROPASQUA
Authorized Signatory

Acting on behalf of themselves and as Representatives of the other named Underwriters.

Accepted:

ACE INA HOLDINGS INC.

By	KEN KOREYVA
Name: Ken Koreyva Title: Treasurer

ACE LIMITED

By	PHILIP V. BANCROFT
Name: Philip V. Bancroft Title: Chief Financial Officer

Schedule I

ISSUER FREE WRITING PROSPECTUS

Final Term Sheet dated February 5, 2007 (attached hereto as Schedule II).

Schedule II

Filed Pursuant To Rule 433

Registration Statements No. 333-130378 and 333-130378-02

$500,000,000

ACE INA Holdings Inc.

5.70% Senior Notes due 2017

Fully and Unconditionally Guaranteed by

ACE Limited

FINAL TERM SHEET

Dated: February 5, 2007

Issuer:	ACE INA Holdings Inc.
Guarantor:	ACE Limited
Issue Ratings:	A3/A-/A(stable/stable/stable)
Security Type:	SEC Registered Senior Unsecured Notes
Size:	$500,000,000
Maturity:	February 15, 2017
Coupon (Interest Rate):	5.70%
Price:	99.923%
Yield:	5.71%
Spread to Benchmark Treasury:	+90 bps
Benchmark Treasury:	4.625% due 11/15/16
Benchmark Treasury Price and Yield:	98.18 (4.81% yield)
Interest Payment Dates:	The 15th day of each February and August, commencing August 15, 2007
Redemption Provision:	Make Whole Call – UST +20 Redemption for Changes in Withholding Taxes – Par
Net Proceeds to ACE INA (before expenses):	$496,365,000
Settlement:	T+3 (February 8, 2007)
Joint Bookrunning Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc.
Co-Managers:

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

Greenwich Capital Markets, Inc.

Wachovia Capital Markets, LLC

ABN AMRO Incorporated

Barclays Capital Inc.

Mitsubishi UFJ Securities International plc

BNP Paribas Securities Corp.

Calyon Securities (USA) Inc.

KeyBanc Capital Markets, a Division of McDonald Investments Inc.

Lloyds TSB Bank plc

RBC Capital Markets Corporation

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or Deutsche Bank Securities Inc. at 1-800-503-4611.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.